Exhibit 99.1

Lyell Immunopharma Completes Acquisition of ImmPACT Bio

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Acquisition strengthens Lyell’s clinical pipeline with the addition of IMPT-314, a dual-targeting CD19/CD20 CAR T-cell product candidate expected to initiate pivotal development in 2025 in patients in the 3rd line setting with B-cell non-Hodgkin lymphoma who have not yet been exposed to CAR T-cell therapy

•	Sumant Ramachandra, M.D., Ph.D., MBA, appointed to Lyell’s Board of Directors

SOUTH SAN FRANCISCO, Calif., Oct. 31, 2024 — Lyell Immunopharma, Inc. (Nasdaq: LYEL), a clinical-stage T-cell reprogramming company advancing a pipeline of next-generation CAR T-cell therapies for patients with solid tumors or hematologic malignancies, announced today that it has completed its acquisition of ImmPACT Bio USA Inc. (“ImmPACT”), a privately-owned clinical-stage cell therapy company. The acquisition strengthens Lyell’s clinical-stage pipeline of CAR T-cell therapies and complements its suite of innovative technologies designed to generate longer-lasting, functional T cells to achieve more durable outcomes for patients. Lyell will accelerate the development of IMPT-314, a dual-targeting CD19/20 chimeric antigen receptor (CAR) T-cell product candidate for hematologic malignancies, including B-cell non-Hodgkin lymphoma. In connection with the acquisition, Sumant Ramachandra, M.D., Ph.D., MBA, the former Chief Executive Officer of ImmPACT Bio, has been appointed to the Lyell Board of Directors.

“We’re excited to welcome ImmPACT to Lyell and look forward to working together to transform the treatment of cancer with next-generation cell therapies that offer patients improved outcomes,” stated Lynn Seely, M.D., Lyell’s President and Chief Executive Officer. “We are focused on accelerating the development of IMPT-314 for patients with aggressive B-cell non-Hodgkin lymphoma and look forward to presenting initial data from the Phase 1-2 trial of IMPT-314 in patients treated in the 3rd line CAR-naïve setting at a major medical conference later this year.”

“On behalf of my fellow directors, I am delighted to welcome Dr. Ramachandra to the Lyell Board,” stated Rick Klausner, M.D., chair of Lyell’s Board of Directors. “Dr. Ramachandra’s experience and passion for developing innovative therapies for patients will help guide us as we integrate our two organizations and advance a pipeline of next-generation CAR T-cell therapies.”

Dr. Ramachandra has served as the Chief Executive Officer of ImmPACT Bio USA, Inc. since November 2021. He also served as a member of the board of directors of ImmPACT from December 2021 to October 2024. Prior to joining ImmPACT, Dr. Ramachandra was most recently Chief Science, Technology and Medical Officer of Baxter International. In addition to these responsibilities, he was appointed President of Baxter Pharmaceuticals. Prior to Baxter, he worked at Pfizer, most recently as Senior Vice President, Head of Research & Development, Pfizer Essential Health. He served as Chief Scientific Officer at Hospira from 2008 to 2015 prior to Pfizer’s acquisition of Hospira in 2015. Before entering the industry in 2000, he was an intern and resident physician, medical services, at Massachusetts General Hospital, Harvard Medical School. Dr. Ramachandra completed his undergraduate degree in biochemistry, graduate degree (Ph.D.) in experimental pathology in the study of chronic lymphocytic leukemia and his medical degree (M.D.) at Rutgers University. In addition, he earned his M.B.A. at The Wharton School at the University of Pennsylvania.

As previously disclosed, following the closing of this acquisition, Lyell expects its cash balance will fund operations into 2027, through important clinical milestones for each pipeline program, including initiation of a pivotal trial for IMPT-314, which is expected to start in 2025.

About Lyell

Lyell is a clinical-stage company advancing a pipeline of next-generation CAR T-cell therapies for patients with solid tumors or hematologic malignancies. Lyell’s product candidates are enhanced with novel technology designed to generate T cells that resist exhaustion and have qualities of durable stemness in order to drive durable tumor cytotoxicity and achieve consistent and long-lasting clinical response. Lyell is based in South San Francisco, California with facilities in Seattle and Bothell, Washington. To learn more, please visit www.lyell.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the anticipated benefits of the transaction; the continued clinical progress of the IMPT-314 trials; Lyell’s anticipated progress, business plans, business strategy and clinical trials; Lyell’s advancement of its pipeline and its research, development and clinical capabilities; the potential clinical benefits and therapeutic potential of Lyell’s product candidates; the advancement of Lyell’s technology platform; Lyell’s expectation that its financial position and cash runway will support advancement of its pipeline through multiple clinical milestones into 2027; and other statements that are not historical fact. These statements are based on Lyell’s current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: the inability to recognize the anticipated benefits of the transaction; business disruption during the pendency of or following the transaction; the effects of macroeconomic conditions, including any geopolitical instability and actual or perceived changes in interest rates and economic inflation; Lyell or ImmPACT’s ability to submit planned INDs or initiate or progress clinical trials on the anticipated timelines, if at all; Lyell’s limited experience as a company in enrolling and conducting clinical trials, and lack of experience in completing clinical trials; Lyell’s ability to manufacture and supply its product candidates for its clinical trials; the nonclinical profiles of Lyell’s product candidates or technology not translating in clinical trials; the potential for results from clinical trials to differ from nonclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with Lyell’s product candidates; the significant uncertainty associated with Lyell’s product candidates ever receiving any regulatory approvals; Lyell’s ability to obtain, maintain or protect intellectual property rights related to its product candidates; implementation of Lyell’s strategic plans for its business and product candidates; the sufficiency of Lyell’s capital resources and need for additional capital to achieve its goals; and other risks, including those described under the heading “Risk Factors” in Lyell’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 28, 2024, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024. Forward-looking statements contained in this press release are made as of this date, and Lyell undertakes no duty to update such information except as required under applicable law.

This press release is not an offer to sell any securities of Lyell and is not a solicitation of an offer to buy any securities of Lyell.

Contact:

Ellen Rose

Senior Vice President, Communications and Investor Relations

erose@lyell.com